UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 22, 2005
Cyberonics, Inc.
(Exact name of registrant as specified in its charter)

DELAWARE	000-19806	76-0236465
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
100 Cyberonics Blvd., Houston, Texas 77058
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code 281-228-7200
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     Compensation of Executive Officers.
     Salary Increases. On July 22, 2005, the Compensation Committee of the Cyberonics Board of Directors approved salary increases for each of executive officers, exclusive of the Chief Executive Officer, effective as of July 18, 2005, as described in the table below.

Officer	Former Salary	New Salary
Michael A. Cheney	$300,000	$320,000
W. Steven Jennings	$250,000	$260,000
Shawn P. Lunney	$225,000	$260,000
George E. Parker, III	$210,000	$218,500
Richard L. Rudolph	$255,000	$300,000
Randal L. Simpson	$210,000	$240,000
Alan D. Totah	$220,000	$230,000
Pamela B. Westbrook	$275,000	$300,000
David S. Wise	$232,000	$255,000
     Special Restricted Stock Grants. On July 22, 2005, the Compensation Committee of the Cyberonics Board of Directors approved grants of 11,933 shares of restricted stock to Richard Rudolph, M.D., Vice President, Clinical and Medical Affairs and Chief Medical Officer and 4,773 shares of restricted stock to Alan Totah, Vice President, Regulatory Affairs and Quality in special recognition of their contributions to the Company in connection with the Company’s effort to obtain FDA approval of its PMA-Supplement for treatment-resistant depression. The shares of restricted stock were granted pursuant to the Cyberonics, Inc. 2005 Stock Plan and vest in full one year from the effective date of the grant.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.
     On July 24, 2005, Ronald A. Matricaria, a director of Cyberonics, Inc. (the “Company”) sent an e-mail message to the Company’s Secretary, with a copy to the Board of Directors, stating that he was resigning as a director of the Company, effective on Saturday, July 23, 2005. A copy of this e-mail message is attached hereto as Exhibit 17.1. Mr. Matricaria served as Chairman of the Compensation Committee of the Board of Directors and was a member of the Strategic Advisory Committee of the Board of Directors.
     In Mr. Matricaria’s e-mail message to the Company’s Secretary, he stated that he “cannot support the direction of the governance practices of the Cyberonics board, in particular its practices regarding CEO compensation and succession.” In response to Mr. Matricaria’s e-mail message, the Compensation Committee of the Board of Directors met with the Company’s compensation consultant, Towers Perrin, and the Nominating and Governance Committee of the Board of Directors met with the Company’s outside counsel to discuss Mr. Matricaria’s concerns. In a meeting in executive session thereafter, the independent members of the Board of Directors received reports from the Compensation Committee and the Nominating and Governance Committee and discussed these matters. As a result of these discussions, the Company believes that its governance practices comply with all requirements established by the Securities and Exchange Commission (the “SEC”) and the NASDAQ Stock Market and that its compensation practices appropriately ensure that executive compensation packages are competitive with those provided by similarly situated companies with whom the Company competes for key employees, consistent with the best interests of the Company and its shareholders. Copies of the Company’s corporate governance documents and committee charters are available on its website at www.Cyberonics.com. While the Board of Directors of the Company believes that the Company’s corporate governance and CEO compensation and succession policies and practices are satisfactory, it has requested the Company’s Secretary to conduct a thorough review of its corporate governance procedures to determine if any improvements or changes are necessary.
     After Mr. Matricaria’s resignation, the Board of Directors of the Company remains comprised of a majority of independent directors as currently required under the rules established by the SEC and the NASDASQ Stock Market. In addition, each committee of the Board of Directors is comprised of at least three independent members. The Board of Directors intends to fill the vacancy created by Mr. Matricaria’s resignation.
     The Company has provided Mr. Matricaria with a copy of the disclosures set forth above.
Item 9.01. Exhibits.

Exhibit
Number	Description
17.1	Correspondence from Director regarding Departure

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYBERONICS, INC.
By:	/s/ David S. Wise
	Name:	David S. Wise
	Title:	Secretary

July 28, 2005

EXHIBIT INDEX

Exhibit
Number	Description
17.1	Correspondence from Director regarding Departure